Exhibit 10.32

March 12, 2019

Ms. Jocelyn Konrad

Executive Vice President of Store Operations

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

RE:                           Agreement dated as of August 18, 2015 by and between Rite Aid Corporation (the “Company”) and Jocelyn Konrad (the “Executive”), as amended from time to time (the “Agreement”)

Dear Jocelyn:

I am pleased to provide you with this letter in order to update the Agreement to reflect your promotion to the position of Executive Vice President, Pharmacy & Retail Operations of the Company.  This amendment shall be effective as of March 12, 2019 (the “Amendment Date”).

In consideration of your appointment and of other good and valuable consideration, the receipt of which is acknowledged:

1.                                      Section 2.1 (“Position and Duties—Generally”) is hereby amended by deleting the term “Executive Vice President of Pharmacy” and replacing it with the term “Executive Vice President, Pharmacy & Retail Operations” in the first sentence of Section 2.1.

2.                                      Section 3.1 (“Base Salary”) is hereby amended by deleting the term “Three Hundred Fifty Thousand Dollars ($350,000)” and replacing it with the term “Six Hundred Thousand Dollars ($600,000).”

3.                                      Section 3.2 (“Annual Performance Bonus”) is hereby deleted in its entirety and replaced with the following provision:

Annual Performance Bonus.  Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time.  Executive’s annual target bonus opportunity pursuant to such plan (the “Annual Target Bonus”) shall equal 100% of the Base Salary in effect for Executive as of the beginning of such fiscal year; provided that for the current fiscal year in which the Amendment Date falls, the 100% shall apply beginning with the fiscal period in which the Amendment Date falls, through the balance of such fiscal year.  Payment of any bonus earned shall be made in accordance with the terms of the Company’s annual bonus plan as in effect for the year for which the bonus is earned.

4.                                      Section 3.3 (“Equity Awards”) is hereby deleted in its entirety and replaced with the following provision:

Equity Awards.  Executive will be eligible to participate during the Term in the Company’s Long Term Incentive Plan (“LTIP”).  Executive’s target long term incentive opportunity shall be two hundred percent (200%) of Executive’s Base Salary.  In the discretion of the Board, on each regular grant date occurring during the Term, Executive will be granted long-term incentive awards under the Company’s 2014 Omnibus Equity Plan or any successor plan thereto (the “Equity Plan”), a copy of which Equity Plan has been filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2014, pursuant to the LTIP valued at two hundred percent (200%) of Base Salary calculated in a manner consistent with and containing the same terms and conditions as other senior executives of the Company.

5.                                      Section 5.7 of the Agreement (“Change in Control Best Payments Determination”) is hereby deleted in its entirety and replaced with the following provision:

Change in Control Best Payments Determination.  Any other provision of this Agreement to the contrary notwithstanding, if any portion of any payment or benefit under this Agreement either individually or in conjunction with any payment or benefit under any other plan, agreement or arrangement (all such payments and benefits, the “Total Payments”) would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, that is subject to the tax imposed by Section 4999 of such Code (the “Excise Tax”), then the Total Payments to be made to Executive shall be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than he would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive shall be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax.  For purposes of this Section 5.7, the determination of whichever amount is greater on an after-tax basis shall be (x) based on maximum federal, state and local income and employment tax rates and the Excise Tax that would be imposed on Executive and (y) made at the Company’s expense by independent accountants selected by the Company and Executive (which may be the Company’s income tax return preparers if Executive so agrees) which determination shall be binding on both Executive and the Company. Any such reduction as may apply under this Section 5 7 shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under

Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

6.              The following provision is hereby added to the Agreement as a new Section 6.3:

Defend Trade Secrets Act.  Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

If you are in agreement with the changes described in the above paragraphs, please sign both copies of this letter below where indicated, returning one copy to me and retaining one copy for your records.

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Sincerely,

Rite Aid Corporation

	By:	/s/ James J. Comitale
Name: James J. Comitale
Title: SVP, General Counsel & Secretary

Agreed:

/s/ Jocelyn Konrad
Jocelyn Konrad